EXHIBIT 1

Execution Version

VOTING AGREEMENT

THIS AGREEMENT is made as of the 17th day of December, 2009.

BETWEEN:

Christopher Verbiski (the “Shareholder”)

-and-

Royal Gold, Inc., a corporation existing under the laws of Delaware (“Acquireco”)

-and-

7926355 Canada Ltd., a corporation existing under the laws of Canada (“Canco”)

WHEREAS the Shareholder is the registered and/or direct or indirect beneficial owner of the issued and outstanding common shares and options in the capital of International Royalty Corporation (“Target”) set forth on Schedule A hereto;

AND WHEREAS the Shareholder understands that Acquireco, Canco and Target concurrently with the execution and delivery of this Agreement, are executing and delivering the Arrangement Agreement (as defined herein) providing for the Arrangement (as defined herein);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder (i) to vote its Shareholder Securities (as defined herein) or cause the same to be voted in favour of the Arrangement Resolution (as defined herein) and (ii) to abide by the other restrictions and covenants set forth herein;

AND WHEREAS the Shareholder acknowledges that Acquireco and Canco would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1          Definitions

In this Agreement:

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement (including the Plan of Arrangement) or made at the direction of the Court;

“Arrangement Agreement” means the arrangement agreement dated the date hereof between Acquireco, Canco and Target, as it may be amended from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Target shareholders approving the Plan of Arrangement to be considered at the Target Meeting;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Effective Date” means the date on or before the Outside Date on which the Arrangement becomes effective in accordance with the CBCA and the Final Order;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time before the Effective Time, or if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Interim Order” means an interim order of the Court, as may be amended, providing for, among other things, the calling and holding of the Target Meeting;

“Option” means an option to purchase Shares granted under the Stock Option Plan;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule B annexed to the Arrangement Agreement, and any amendments or variations thereto made in accordance with section 7.B of the Arrangement Agreement or section 6 of the Plan of Arrangement or made at the direction of the Court;

“Shareholder Shares” means all Shares owned by the Shareholder;

“Shareholder Securities” means all Shares and Options owned by the Shareholder;

“Shares” means common shares of Target;

“Stock Option Plan” means the amended and restated stock option plan of Target, effective June 8, 2004, as may be amended in accordance with the Arrangement Agreement;  and

“Target Meeting” means the special meeting of Target Security holders, including any postponement or adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

1.2          Definitions in Arrangement Agreement

All terms used in this Agreement that are not defined in section 1.1 hereof or elsewhere herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

1.3          Schedule

The following Schedule attached hereto constitutes an integral part of this Agreement:

Schedule A	-	Shareholder Securities

ARTICLE 2

COVENANTS OF ACQUIRECO

2.1          Obligations under Arrangement Agreement

Acquireco hereby covenants and irrevocably agrees in favour of the Shareholder that Acquireco will comply with its obligations set forth in the Arrangement Agreement and will not amend, waive or consent to any provision of or under the Arrangement Agreement, to change the Outside Date to a date later than April 23, 2010, to change the form of, or to decrease, the consideration per Share under the Arrangement or that would otherwise be materially adverse to the interests of the Shareholder without the prior written consent of the Shareholder; provided that Acquireco may, without such consent, amend the terms of the Arrangement (A) to increase the consideration (or the value of the consideration) under the Arrangement, or (B) to extend the Effective Date to a date not later than the Outside Date.

ARTICLE 3

COVENANTS OF THE SHAREHOLDER

3.1          General

The Shareholder hereby covenants and irrevocably agrees in favour of Acquireco that, from the date hereof until the earlier of (i) the Effective Date and (ii) the termination of this Agreement in accordance with Article 5, except as permitted by this Agreement, the Shareholder will:

(a)                                  not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any Shareholder Securities, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing (provided that the foregoing shall not, subject to clause (e) below, prevent the Shareholder from exercising Options);

(b)                                 not grant or agree to grant any proxy or other right to vote any Shareholder Securities, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Shareholder Securities that in each case might reasonably be regarded as likely to prevent or delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement and this Agreement;

(c)                                  not vote or cause to be voted any Shareholder Securities in respect of any proposed action by Target or its shareholders or affiliates or any other Person in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement and this Agreement;

(d)                                 irrevocably waive to the fullest extent permitted by law any and all rights of the Shareholder to dissent with respect to the Arrangement Resolution and not exercise any such right with respect to any such resolution;

(e)                                  hereby agree that any securities of Target purchased by the Shareholder in the market, by private agreement or otherwise, or acquired by the Shareholder upon the exercise of Options, shall be deemed to be subject to the terms hereof as Shareholder Securities;

(f)                                    take all such steps as are necessary or advisable to ensure that at the Effective Time, its Shareholder Shares will be held by the Shareholder with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands of any nature or kind whatsoever, and will not be subject to any shareholders’ agreements, voting trust or similar agreements or any option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Shareholder Shares or the ability of any holder thereof to exercise all ownership rights thereto, including the voting of any such Shares or Options; and

(g)                                 provided however that nothing in this Agreement shall prevent the Shareholder, if the Shareholder (or a director or officer of the Shareholder) is a director or officer of Target, from acting as a director or officer in accordance with the exercise of his or her fiduciary duties or other legal obligation to act in the best interests of Target, if such action is necessary or desirable in order for the Shareholder to fulfill his or her fiduciary duty as a director and/or officer of Target.

3.2          Voting of the Shareholder Securities in Favour of the Arrangement Resolution

The Shareholder hereby agrees with Acquireco and Canco that it will, on or before the fifth Business Day prior to Target Meeting, duly complete and cause forms of proxy in respect of all of the Shareholder Securities, and any other documents required in accordance with the Arrangement, to be validly delivered in support of the Arrangement

Resolution, and will not withdraw the forms of proxy except as expressly otherwise provided in this Agreement.

3.3          Reorganization of the Shareholder

The Shareholder shall have the right directly or indirectly to take such actions as are necessary or desirable to reorganize its capital, assets and structure as the Shareholder may reasonably determine including, without limitation, transferring some or all of the Shareholder Shares to any Person and winding up or otherwise ceasing to exist; provided, however, that no such reorganization shall be undertaken unless each Person who receives any Shareholder Shares currently owned by the Shareholder enters into a counterpart of this Agreement in relation to such shares and agrees to be bound hereby in place of the Shareholder in relation to such shares to the same extent as the Shareholder is bound hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Acquireco and Canco as follows, and acknowledges that Acquireco and Canco are relying upon such representations and warranties in entering into this Agreement.

(a)                                  Incorporation; Authorization. If the Shareholder is a corporation or other legal entity, the Shareholder is a subsisting corporation or other entity under the laws of its incorporating jurisdiction and the Shareholder has all necessary power, authority, capacity and right to enter into this Agreement and to perform each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement enforceable by Acquireco and Canco against the Shareholder in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(b)                                 Ownership of Shares and Other Securities. The Shareholder is, and, subject to section 3.3 hereof, will be immediately prior to the Effective Date, the direct or indirect beneficial owner of the Shareholder Shares, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever except for Shareholder Shares that may be held by a broker in a margin account.  The Shareholder is not a party to, bound or affected by or subject to, any charter or by-law, contract, provision, statute, regulation, judgment, order, decree or law which would in any material respect be violated, contravened, breached by, or under which any material default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(c)                                  No Agreements.  No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any Shareholder Securities, or any interest therein or right thereto, except pursuant to this Agreement and except for Shareholder Shares that may be held by a broker in a margin account.

(d)                                 Voting. Other than pursuant to this Agreement, none of the Shareholder Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(e)                                  Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Agency which has not been made or obtained is required to be made or obtained by the Shareholder in connection with (i) the execution and delivery by the Shareholder of this Agreement or (ii) the performance of the Shareholder’s obligations hereunder except for the filing of an amended early warning report, an amended Schedule 13D filing or similar report, if required, under applicable securities legislation.

(f)                                    Legal Proceedings. There are no legal proceedings in progress or pending before any Agency or threatened against the Shareholder or any of its affiliates that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of its Shareholder Securities and there is no judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of its Shareholder Securities.

(g)                                 No Other Securities.  The only shares of Target beneficially owned or controlled, directly or indirectly, by the Shareholder are its Shareholder Shares and, other than as set out in Schedule A hereto, the Shareholder has no other agreement or option, or right or privilege (whether by law, pre emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of Target.

4.2          Representations and Warranties of Acquireco and Canco

Acquireco and Canco hereby jointly and several represent and warrant to the Shareholder as follows, and acknowledge that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)                                  Each of Acquireco and Canco is a subsisting corporation under the laws of its incorporating jurisdiction and it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)                                 the execution and delivery of this Agreement by Acquireco, Canco and the consummation by Acquireco and Canco of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of Acquireco and Canco and no other corporate proceedings on the part of Acquireco and Canco are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Acquireco and Canco and constitutes a legal, valid and binding agreement enforceable by the Shareholder against Acquireco and Canco in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.  Neither Acquireco nor Canco is a party to, bound or affected by or subject to, any charter or by-law, contract, provision, statute, regulation, judgment, order, decree or law which would in any respect be violated, contravened, breached by, or under which any default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement;

(c)                                  no consent, approval or authorization of, or declaration or filing with, or notice to, any Agency which has not been made or obtained is required by Acquireco or Canco in connection with the execution and delivery of this Agreement by Acquireco or Canco or the consummation of any of the transactions provided for herein, except as provided in the Arrangement Agreement;

(d)                                 all Acquireco Shares and Exchangeable Shares issuable in connection with the Arrangement will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights and will not be subject to any hold or restricted periods; and

(e)                                  Acquireco has sufficient financial means and on the Effective Date will have made arrangements to have sufficient financing available to cause Canco to effect payment of the aggregate cash consideration payable in connection with the Arrangement.

ARTICLE 5

TERMINATION

5.1          Termination by Acquireco

Acquireco, when not in material default in the performance of its obligations under this Agreement or the Arrangement Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Shareholder if:

(a)                                  any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects; or

(b)                                 the Shareholder shall not have complied with its covenants to Acquireco contained in this Agreement in all material respects.

5.2          Termination by the Shareholder

The Shareholder, when not in material default in its performance of its obligations under this Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to Acquireco if:

(a)                                  any of the representations and warranties of Acquireco under this Agreement shall not be true and correct in all material respects;

(b)                                 Acquireco shall not have complied in all respects with its covenant not to amend, waive or consent to any provision of or under the Arrangement Agreement to change the Outside Date to a date later than April 23, 2010 or to change the form of, or to decrease, the consideration per Share under the Arrangement; or

(c)                                  Acquireco shall not have complied with its other covenants to the Shareholder contained herein in all material respects,

provided that the Shareholder may not exercise any termination right provided in sections 5.2 (a) and (c) above, unless forthwith and in any event prior to the filing of the articles of arrangement for acceptance by the Director, the Shareholder has delivered a written notice to Acquireco specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Shareholder is asserting as the basis for exercise of the termination right.  If any such notice is delivered, provided that  Acquireco is proceeding diligently to cure all such matters, if and for so long as all such matters are susceptible of being cured (for greater certainty, except by way of disclosure in the case of representations and warranties) (“Curable Matters”), the Shareholder may not terminate this Agreement as a result thereof until the earlier of (i) the date that any Curable Matter is no longer susceptible of being cured, (ii) the date that Acquireco is no longer proceeding diligently to cure all Curable Matters, and (iii) later of (A) the Outside Date and (B) the expiration of a period of 15 days from such notice (the “Termination Period”). If such notice has been delivered prior to the date of the Target Meeting, such meeting shall, unless the parties agree otherwise, be postponed or adjourned until the earlier of (i) the date that is two business days after the date that Acquireco notifies the Shareholder that all Curable Matters have been cured, and (ii) the expiry of the Termination Period unless this Agreement is terminated on such date.  If such notice has been delivered prior to the making of the application for the Final Order or the filing of the articles of arrangement for acceptance by the Director, such application and such filing shall be postponed until the earlier of (x) the date that is two business days after the date that Acquireco notifies the Shareholder that all Curable Matters have been cured, and (y) the expiry of the Termination Period unless this Agreement is terminated on such date.  For greater certainty, if all Curable Matters are cured within the Termination Period without being Materially Adverse to Acquireco and its Subsidiaries, taken as a whole, this Agreement may not be terminated pursuant to sections 5.2 (a) or (c) above as a result of the Curable Matter having been cured.

5.3          Automatic Termination

Unless extended by mutual agreement of the Shareholder, Acquireco and Canco this Agreement shall automatically terminate on the earlier of (a) the termination of the Arrangement Agreement in accordance with its terms; and (b) the Outside Date.

5.4          Agreement to Terminate

This Agreement may be terminated by a written instrument executed by each of Acquireco, Canco and the Shareholder.

5.5          Effect of Termination

If this Agreement is terminated in accordance with this Article 5, the provisions of this Agreement shall become void and no party shall have liability to any other party, except in respect of a breach of the representations, warranties, obligations, terms or conditions of this Agreement which occurred prior to such termination in which case any party to this Agreement shall be entitled to pursue any and all remedies at law or equity which may be available to it.

ARTICLE 6

GENERAL

6.1          Further Assurances

Each of the Shareholder, Acquireco and Canco will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require (at the requesting party’s cost) to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.2          Survival of Representations and Warranties

No investigations made by or on behalf of Acquireco or Canco or any of its respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder herein or pursuant hereto.

No investigations made by or on behalf of the Shareholder or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by Acquireco or Canco herein or pursuant hereto.

6.3          Disclosure

Except as required by applicable laws or regulations or by any Agency, the Shareholder shall not make any public announcement or statement with respect to this Agreement without the approval of Acquireco which shall not be unreasonably withheld or delayed and neither Acquireco nor Canco shall make any public announcement or statement with respect to this Agreement without the approval of Target which shall not be unreasonably withheld or delayed.  Moreover, the parties in the preceding sentence agree to consult with each other, as applicable, prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of applicable laws or regulations.  The parties acknowledge that the terms of this Agreement will be publicly disclosed.  The parties further acknowledge that a copy of this Agreement will be required to be attached to an amended Schedule 13D filing if required to be filed by the Shareholder.

6.4          Assignment

Subject to prior written notice to the Shareholder, Acquireco and Canco may assign all or part of their rights under this Agreement to a direct or indirect wholly owned subsidiary of Acquireco, but, if such assignment takes place, Acquireco, shall continue to be liable jointly and severally with the assignee for any obligations hereunder.  In addition and without limiting section 3.3 hereof, the Shareholder may transfer any of the Shareholder Shares to any other person so long as any such person assumes the obligations of the Shareholder hereunder in relation to such transferred Shareholder Shares. This Agreement shall not be otherwise assignable by either party hereto without the prior written consent of the other party hereto, which consent may not be unreasonably withheld, conditioned or delayed.

6.5          Time

Time shall be of the essence of this Agreement.

6.6          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to conflict of laws principles).  Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

6.7          Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Arrangement Agreement incorporated herein by reference, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

6.8          Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

6.9          Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by facsimile, in the case of:

(a)                                  Acquireco and Canco addressed as follows:

1660 Wynkoop Street, Suite 1000

Denver, Colorado  80202-1132

Attention:	Bruce Kirchhoff, Vice President and General Counsel
Facsimile:	(303) 595-9385
Email:	bkirchhoff@royalgold.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

Toronto, Ontario  M5K 1E6

Attention:	Graham Gow
Facsimile:	(416) 868-0673
Email:	ggow@mccarthy.ca

(b)                                 the Shareholder at the addresses shown on the attached Schedule A with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
Suite 4200, TD Bank Tower
Toronto Dominion Centre
66 Wellington Street West
Toronto, Ontario M5K 1N6

Attention:	Michael Bourassa
Facsimile.:	(416) 364-7813
Email:	mbourassa@fasken.com

and to:

McMillan LLP

Brookfield Place

181 Bay Street, Suite 4400

Toronto, Ontario  M5J 2T3

Attention: Stewart Ash

Facsimile: (416) 865-7048

Email: stewart.ash@mcmillan.ca

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this section.  The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

6.10        Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

6.11        Expenses

Each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

[Remainder of page intentionally left blank.  Signature pages follow.]

6.12        Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of facsimile transmission or scan delivered by e-mail.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

ROYAL GOLD, INC.

		By:	/s/ Tony Jensen
Name: Tony Jensen
Title: President & CEO

7926355 Canada Ltd.

		By:	/s/ Tony Jensen
Name: Tony Jensen
Title: President

SIGNED, SEALED AND	)
DELIVERED in the presence of:	)
)
)
)
/s/ Jennifer Verbiski	)		/s/ Chris Verbiski
Name: Jennifer Verbiski	)	Print	Chris Verbiski/ Coordinates Capital Corp.
	)	Name:

SCHEDULE A

Shareholder Securities

Name of Shareholder	Address of Shareholder	Number of Shares	Number of Options
Christopher Verbiski	c/o Coordinates Capital Corporation Suite 1002, TD Place 140 Water Street St. John’s, NL A1C 6H6	11,436,549	0